EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

MoliChem Obtains Orphan Designation in Europe for Treatment of Cystic
Fibrosis with Moli1901

CHAPEL HILL, N.C. January 7, 2003. MoliChem Medicines Inc. (MLCM) announced today that it has obtained Orphan Designation for the treatment of cystic fibrosis (CF) in Europe for the compound duramycin (Moli1901). The European Commission decision followed a positive opinion from the Committee for Orphan Medicinal Products (COMP) of the European Agency for the Evaluation of Medicines for Human Use (EMEA). Moli1901 is MoliChem’s lead product candidate. It is being developed for the treatment of CF patients. CF is a genetic disease characterized in the lung by abnormal chloride and water transport from the pulmonary lining cells into the conductive bronchi (breathing tubes). This abnormality interferes with normal lung cleansing mechanisms because of the formation of tenacious, sticky mucus that obstructs the bronchi, leading to inflammation, infection, and cumulative lung damage. The cycles of inflammation and lung damage gradually lead to premature mortality if not treated effectively. “As a direct treatment of the specific, functional abnormality caused by the CF genetic defect, Moli1901 represents a significant new step in exploring ways to treat the pulmonary disease associated with CF. The intended goal of treatment is to restore normal lung cleansing mechanisms and prevent premature mortality,” says Ronald E. Keeney, MD, Chief Medical Officer for MoliChem.

Dr. Luis Molina Ph.D. President and CEO of MoliChem said: “ We are pleased with the decision of the European Commission. The Orphan Designation for the treatment of cystic fibrosis (CF) in Europe for the compound Moli1901 opens the door for future trials and marketing activities including the establishment of partnerships with European companies”.

About MoliChem

MoliChem Medicines, Inc. is an early stage pharmaceutical company focused on the discovery, development, and marketing of products for the treatment of serious respiratory and related conditions. MoliChem’s lead product candidate, Moli1901, is currently in clinical trials in the United States for the treatment of cystic fibrosis.

This press release might contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from MoliChem’s expectations and projections. Risks and uncertainties include success of clinical trials for MoliChem’s product candidates, intellectual property risks, need for additional financing or capital, ability to develop and successfully commercialize our products, ability to enter into licensing agreements, and the ability of the competition to render MoliChem’s product candidates or technologies obsolete or noncompetitive. A further list and description of these risks, uncertainties, and other factors can be found in MoliChem’s filings with the Securities and Exchange Commission. MoliChem assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

For Further Information on MoliChem Contact:
Luis Molina, Ph.D. President and CEO, 919-960-0217
EMAIL: lmolina@molichem.com
or
Ronald Keeney, M.D., Exec. Vice President & Chief Medical Officer, 919-960-0217
EMAIL: rkeeney@molichem.com